EXHIBIT 99.1

April 27, 2017 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 1st Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended March 31, 2017, of $3,217,000, an increase of $385,000, or 13.6 percent, from the same period the prior year.  Earnings per share for the first quarter of 2017 were $.69, matching the first quarter of 2016.  Return on average assets and return on average equity were 1.23 percent and 12.41 percent, respectively, for the first quarter of 2017, versus 1.29 percent and 12.50 percent, respectively, for the same period the prior year.

"Our communities have been very welcoming in new areas served by our Milton Banking Company Division.  Their contributions enabled a successful first quarter," stated Tom Wiseman, President and CEO. "As we put our 'Community First', creating an unmatched customer experience, nurturing quality loan growth, and building a unified team will continue to be key strategies in the months to come."

For the first quarter of 2017, net interest income increased $1,765,000, or 19.4 percent, from the same period last year.  Contributing to the growth in net interest income was the growth in earning assets.  For the three months ended March 31, 2017, average earning assets increased $164 million from the same period the prior year.  The growth in average earning assets was primarily attributable to the loan portfolio, which contributed $153 million of the growth in earning assets.  In addition to positive loan growth from existing markets, the growth in loans was supplemented from recent expansion initiatives.  During the third quarter of 2016, the Company acquired Milton Bancorp, Inc. ("Milton"), which contributed $106 million to the growth in loans.  Furthermore, the Company opened a loan production office in Athens, Ohio in late 2015.  Average loans for the Athens location increased $16 million for the first quarter of 2017, as compared to same period last year.  Adding to the contribution from the growth in earning assets was the increase in the strong net interest margin, or profit margin on earning assets.  For the quarter ended March 31, 2017, the net interest margin was 4.52 percent, compared to 4.50 percent for the same period the prior year.  The improvement in net interest margin was related to higher loan balances relative to total assets.

For the three months ended March 31, 2017, the provision for loan loss expense totaled $145,000, compared to $479,000 for the same period last year, a decrease of $334,000.  For the three months ended March, 31, 2017, specific allocations on impaired loans decreased $2,390,000 from December 31, 2016.  The decrease in specific allocations was related to a loan relationship no longer being deemed collateral dependent as the borrower's financial performance improved, which resulted in the removal of a $1,681,000 specific allocation.  In addition, management charged off $557,000 of the identified impairment on a separate collateral dependent loan during the quarter.  For the three months ended March 31, 2017, net charge-offs totaled $530,000, an increase of $349,000 from the three months ended March 31, 2016.  The net charge-offs during the first quarter of 2017 were primarily related to the charge-off of the specific allocation previously mentioned, which had already been provided for in the allowance for loan losses.

Partially offsetting the decrease in specific reserves was the increase in the general reserve for loan losses, which encompasses historical loss trends and certain economic risks related to the loan portfolio.  At March 31, 2017, general reserves totaled $6,503,000, an increase of $2,006,000 from December 31, 2016.  During the first quarter, we continued to experience lower historical loan loss factors, which prompted management to evaluate our exposure to losses incurred during an economic downturn.  Based on historical losses incurred outside our lookback period, management included an economic risk factor to add general reserves for losses based upon the difference in our current historical loss factors and risks in the loan portfolio.  Additionally, management evaluated recent changes in loan underwriting standards, which may expose the loan portfolio to additional credit risk.  Therefore, an economic risk factor was added, which contributed additional general reserves.

The ratio of nonperforming loans to total loans at March 31, 2017 was 1.19 percent compared to 1.26 percent at December 31, 2016 and 1.24 percent at March 31, 2016.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at March 31, 2017 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was .99 percent of total loans at March 31, 2017, compared to 1.05 percent at December 31, 2016 and 1.19 percent at March 31, 2016.

For the first quarter of 2017, noninterest income totaled $3,113,000, a decrease of $122,000, or 3.8 percent, from the first quarter of 2016.  For the three months ended March 31, 2017, tax refund processing fees totaled $1,376,000, a decrease of $378,000 from the same period the prior year.  The decrease was related to the lower per item fee received by the Company under the contract with the third-party tax refund product provider.  Partially offsetting the decrease in tax refund processing fees was the increase in fee income related to the higher deposit base associated with the Milton acquisition.  For the first quarter of 2017, interchange income earned from debit and credit transactions increased $194,000 and service charges on deposit accounts increased $99,000, respectively, from the same period last year.

Noninterest expense totaled $9,375,000 for the first quarter of 2017, an increase of $1,406,000, or 17.6 percent, from the same period last year.  Generally, the acquisition of Milton contributed to an increase in most noninterest expense categories, related to having a larger organization after the merger.  The Company's largest noninterest expense, salaries and employee benefits, increased $794,000 from the first quarter of 2016.  The increase was primarily related to adding Milton employees, annual merit increases, and higher health insurance expense.  The remaining noninterest expenses increased $612,000, led by an increase in data processing, foreclosure costs and professional fees.

The Company's total assets at March 31, 2017 were $1.037 billion, an increase of $82 million from December 31, 2016 and an increase of $153 million from March 31, 2016.  The increase from December 31, 2016 was primarily related to the influx of deposits from seasonal tax refund processing.    The increase from March 31, 2016 was primarily related to the acquisition of Milton, which provided $132 million in assets.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 19 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "believes," "anticipates," "expects," "appears," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares. The fair value measurements of assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisition of Milton as additional information relative to closing date fair values become available.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2017	2016
PER SHARE DATA
Earnings per share	$0.69	$0.69
Dividends per share	$0.21	$0.21
Book value per share	$23.00	$22.60
Dividend payout ratio (a)	30.46%	30.53%
Weighted average shares outstanding	4,672,316	4,127,666

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$188	$181
Dividends reinvested under
dividend reinvestment plan (c)	$415	$408

PERFORMANCE RATIOS
Return on average equity	12.41%	12.50%
Return on average assets	1.23%	1.29%
Net interest margin (d)	4.52%	4.50%
Efficiency ratio (e)	66.18%	63.80%
Average earning assets (in 000's)	$991,543	$827,318

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.
OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended
(in $000's)	March 31,
	2017	2016
Interest income:
Interest and fees on loans	$10,790	$8,927
Interest and dividends on securities	948	843
Total interest income	11,738	9,770
Interest expense:
Deposits	600	498
Borrowings	273	172
Total interest expense	873	670
Net interest income	10,865	9,100
Provision for loan losses	145	479
Noninterest income:
Service charges on deposit accounts	504	405
Trust fees	58	60
Income from bank owned life insurance and
annuity assets	222	209
Mortgage banking income	55	57
Electronic refund check / deposit fees	1,376	1,754
Debit / credit card interchange income	780	586
Gain (loss) on other real estate owned	(50)	(5)
Other	168	169
Total noninterest income	3,113	3,235
Noninterest expense:
Salaries and employee benefits	5,364	4,570
Occupancy	434	429
Furniture and equipment	260	185
Professional fees	453	337
Marketing expense	255	247
FDIC insurance	158	149
Data processing	535	353
Software	359	292
Foreclosed assets	192	65
Amortization of intangibles	41	0
Merger related expenses	27	227
Other	1,297	1,115
Total noninterest expense	9,375	7,969
Income before income taxes	4,458	3,887
Income taxes	1,241	1,055
NET INCOME	$3,217	$2,832

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31,
	2017	2016
ASSETS
Cash and noninterest-bearing deposits with banks	$11,498	$12,512
Interest-bearing deposits with banks	100,419	27,654
Total cash and cash equivalents	111,917	40,166
Certificates of deposit in financial institutions	1,425	1,670
Securities available for sale	103,172	96,490
Securities held to maturity (estimated fair value: 2017 - $19,375; 2016 - $19,171)	18,827	18,665
Restricted investments in bank stocks	7,506	7,506
Total loans	738,861	734,901
Less: Allowance for loan losses	(7,315)	(7,699)
Net loans	731,546	727,202
Premises and equipment, net	13,468	12,783
Other real estate owned	2,049	2,129
Accrued interest receivable	2,299	2,315
Goodwill	7,371	7,801
Other intangible assets, net	629	670
Bank owned life insurance and annuity assets	29,347	29,349
Other assets	7,176	7,894
Total assets	$1,036,732	$954,640

LIABILITIES
Noninterest-bearing deposits	$287,130	$209,576
Interest-bearing deposits	580,773	580,876
Total deposits	867,903	790,452
Other borrowed funds	39,285	37,085
Subordinated debentures	8,500	8,500
Accrued liabilities	13,393	14,075
Total liabilities	929,081	850,112

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2017 - 5,340,622 shares issued; 2016 - 5,325,504 shares issued)	5,341	5,326
Additional paid-in capital	47,201	46,788
Retained earnings	71,354	69,117
Accumulated other comprehensive income	(533)	(991)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	107,651	104,528
Total liabilities and shareholders' equity	$1,036,732	$954,640